EX-99.a

EXHIBIT 99(a)

Exhibit 99(a)

NEWS RELEASE

     AMERICAN EAGLE OUTFITTERS, INC.

Signs Definitive Agreement With Dylex Limited

Warrendale, PA October 5, 2000 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced the signing of a definitive agreement with Dylex Limited to purchase its Thriftys, Braemar and National Logistics Services divisions. The signing of a letter of intent for this transaction was announced on August 24, 2000. The purchase price remains Cdn. $110 million (U.S. $73.5 million) cash, subject to adjustment. The closing of the transaction is subject to approval by Dylex Limited shareholders and other customary conditions. The Dylex shareholders’ meeting is scheduled for November 16, 2000 and American Eagle Outfitters expects the transaction to close shortly thereafter.

Thriftys is one of the largest Canadian specialty retailers of casual apparel targeted at young teens and sold under its exclusive private-label, Bluenotes®. Thriftys operates 115 stores in major Canadian shopping malls, and had fiscal 1999 sales of Cdn. $147 million. Braemar operates 57 women’s ready-to-wear clothing stores. National Logistics Services is a warehouse and distribution operation.

Dylex Limited is one of Canada's leading specialty retailers, offering mainstream fashions and family merchandise under its well-known operating divisions: BiWay, Braemar, Fairweather, Labels and Thriftys.

American Eagle Outfitters, Inc. is a specialty retailer of all-American, casual apparel, accessories, and footwear for men and women between the ages of 16 and 34. The Company designs, markets, and sells its own brand of versatile, relaxed, and timeless classics like American Eagle jeans, cargos, and T-shirts, providing high quality merchandise at affordable prices. The Company currently operates 535 stores in 46 states and the District of Columbia.

To access American Eagle Outfitters' commentary regarding the Dylex transaction recorded on August 24, 2000, please call 724-779-6601.